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Exhibit 10.8          Letter of Agreement for Franchise Program Assistance

                                       PSA
                          PAUL STEWART ASSOCIATES, INC.
               14455 Preston Road, Suite 128 o Dallas, Texas 75254
                 Mail: RO. Box 802216 o Dallas, Texas 75380-2216
                1.888.716.9931 o 972.716.9931 o Fax 97 2 716.9913

April 13, 2002

Mr. C. J. Comu
Humitech International Group, Inc.
15851 Dallas Parkway, Ste. 410
Addison, TX 75001

Re:  LETTER OF AGREEMENT FOR FRANCHISE PROGRAM ASSISTANCE

Dear Mr. Comu:

Here are the terms and conditions under which Paul Stewart Associates, Inc. ("PSA") will agree to augment and assist the franchising and marketing efforts of Humitech International Group, Inc. ("HIGI") with its franchise concept for commercial humidity control systems (the "Franchise Program"):

A. DOCUMENTATION & MARKETING. PSA will undertake the creation, review and revision as needed of the following elements of the proposed Franchise Program, including the:

            l.  Offering Circular            4.  Franchise Advertising
            2.  Franchise Agreement          5.  Marketing Plan
            3.  Sales Brochure Inserts       6.  Franchise Financing Options

B. COMPLIANCE WITH LAW. PSA will cooperate with and assist HIGI in all matters relative to the continued success of the Franchise Program, in a professional and responsible manner with respect to compliance with all state and federal franchising statues, laws and regulations;

C. HOLD HARMLESS. HIGI will hold Paul J. Stewart and PSA harmless for any misstatement of fact or misrepresentation or legal action arising from or caused by owners, officers, directors, employees or agents of HIGI, and VICE VERSA;

D. BUDGETS. HIGI acknowledges that the estimated financial commitment for the revision of the existing Franchise Program may be from $15,000 to $20,000, including all consulting retainers and marketing fees, over a period of two months-not including printing and advertising costs, which must be approved by HIGI in advance;

E. MODIFICATIONS. PSA acknowledges that the final budgets for the recreation of documents and/or marketing materials shall be based on bid to, and approval by HIGI in advance of any such expenditures. HIGI may cancel, modify, delay or accelerate projects and/or timetables as HIGI deems necessary and appropriate;



          O SPECIALISTS IN BUSINESS CONSULTING, PACKAGING & MARKETING O
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F.       PRIOR APPROVAL. PSA will not incur or authorize any financial expenditure, of any type or kind, without the prior consent of, and approval by HIGI in advance of such expenditure;

G. APPROVED EXPENSES. HIGI will pay for all prior approved and necessary expenses to be incurred in the development, packaging and marketing of the Franchise Program, which may include, but not be limited to printing and production expenses, marketing costs, advertising placements, travel, room and board, clerical and other such expenditures as are directly related to or part of the Franchise Program as per this Agreement;

H. RETAINERS AND FEES. HIGI shall retain Paul Stewart and PSA to perform the above services, in conjunction with and under the supervision of HIGI, for the sum of $12,500 as the total consulting retainer, to be paid monthly, at the rate of $7,500 deposited for the rough drafts of the franchise documents and $5,000 for completion of the final approved documents, to be delivered within thirty days or less. The initial consulting retainer installment of $7,500 is due upon signing this Agreement;

I. COMPLETION/ADDITION OF PROJECTS. At the conclusion of the above projects (OR OTHERS AS MAY BE IDENTIFIED BY HIGI), or at such time as HIGI requests further assistance from Paul Stewart and PSA for projects not listed above, HIGI shall have the option of retaining PSA as needed on a project-to-project basis, at the regular hourly rate of $250 per hour, or as mutually agreed;

J. TERM. This Agreement, which shall incorporate and include the exhibited project timetable and budget indicated above, shall commence from the date of its signing for 90 days, and may be extended and/or amended only by mutual written agreement; and

K.       CANCELLATION. This Agreement may be canceled by either party upon ten
         (10) days written notice and receipt of all then due earned and payable retainers, fees and/or approved expenses. Any unearned retainers or fees that may be due PSA shall be returned to HIGI after cancellation of this Agreement by HIGI.

THEREFORE, on this the 13th day of April, 2002, the parties named below do hereby agree.



/s/C.J. Comu                                /s/ Paul J. Stewart
------------------------------------        ------------------------------------
C. J. Comu, Chairman                        Paul J. Stewart, President
Humitech International Group, Inc.          Paul Stewart Associates, Inc.











          O SPECIALISTS IN BUSINESS CONSULTING, PACKAGING & MARKETING O



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BUYSIDE                                               1103 Knott Court
P  A  R  T  N  E  R  S                                Dallas, Texas 75013
                                                      214.718.9202 Tel.
                                                      972.359.9202 Fax
                                                      gmatus@buysidepartners.com
                                                      www.buysidepartners.com
--------------------------------------------------------------------------------
   DALLAS O SAN FRANCISCO O NEW YORK O BOSTON O LOS ANGELES O LONDON O ZURICH



10.9     SERVICE AGREEMENT WITH BUYSIDE PARTNERS LLC

         THIS SERVICE AGREEMENT (Agreement) is entered into as of the 1st the day of March, 2002, between Buyside Partners, Inc. (Buyside Partners) and CLIENT



                                    RECITALS

A. Buyside Partners is engaged in providing investor relations, strategic consulting, public relations and other consulting services for the primary purpose of enhancing the market valuations of publicly traded and privately held corporations.

B. CLIENT requires the services from Buyside Partners that are set forth in Exhibit "A" attached hereto and made a part of this Agreement (hereinafter referred to as "the Services").

C. Buyside Partners desires to provide the Services to CLIENT and CLIENT desires to receive the Services from Buyside Partners.

NOW THEREFORE, in consideration of the mutual covenants, conditions, and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyside Partners and CLIENT agree as follows:

1. ENGAGEMENT. CLIENT hereby engages Buyside Partners to provide the Services and Buyside Partners accepts said engagement.

2. TERM. This Agreement shall commence as of the date hereof and shall continue until terminated by either party upon Thirty (30) days written notice to the other party.

3. COMPENSATION. CLIENT agrees to pay Buyside Partners a 'fixed' monthly fee of $6,300 dollars within thirty (30) days after date of month-end invoice from Buyside Partners. Options will be offered at client's discretion.

         a. BUYSIDE PARTNERS SHALL INVOICE CLIENT, AND CLIENT SHALL PAY BUYSIDE PARTNERS FOR ALL FEES AND EXPENSES THAT BUYSIDE PARTNERS HAS INCURRED IN PERFORMING THE SERVICES DURING SUCH INVOICE PERIOD.

                  BUYSIDE PARTNERS FEES FOR SERVICES PROVIDED INCLUDE A STANDARD MONTHLY BILLING FEE OF $6,300 DOLLARS. FOLLOWING THE END OF EACH MONTH, A FULLY DOCUMENTED AND DETAILED REPORT WILL BE SUBMITTED. CLIENT'S ONLY "FIXED" COMMITMENT WILL BE $6,300 PER MONTH FOR A 12 MONTH PERIOD INCLUDING A ONE-TIME $5,000 RETAINER.


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4.       PROGRESS REPORTS. Buyside Partners shall provide CLIENT with monthly progress reports at the same time as invoices for its services are rendered and where appropriate and upon request, samples of work in progress.

5. TRADE SECRETS AND CONFIDENTIALITY. Buyside Partners shall not disclose, use, or sell any trade secret of CLIENT except as specifically authorized in writing by CLIENT. "Trade Secret" is defined as Information owned by CLIENT, its subsidiaries or divisions, that are not generally known to the public, has economic value to CLIENT, its subsidiaries or divisions, and were collected through efforts put forth by CLIENT, its subsidiaries or divisions. The term "trade secret" shall not, however, include (a) anything that is generally known in the relevant trade or industry or to the public generally, or (b) nonproprietary knowledge, skills, or experience that Buyside Partners would have gained in the course of similar employment or work elsewhere.

6. MISCELLANEOUS PAYMENTS. Buyside Partners shall pay all agents, subcontractors, and vendors for all services and products pertaining to this Agreement that are received or purchased by Buyside Partners with the prior written authorization of CLIENT.

7. TERMINATION. Either party may terminate his Agreement with or without cause and at any time by giving the other party 30 day written notice. If this Agreement is terminated, Buyside Partners shall cease all work for CLIENT and shall immediately deliver all CLIENT related material in Buyside Partners procession and a final invoice to CLIENT.

8. INDEPENDENT CONTRACTOR. Buyside Partners is an independent contractor and no training or assistance that Buyside Partners may give or offer to CLIENT shall defeat this status. The relationship between the parties hereunder is not an employment, partnership, joint venture, legal representation, membership or fiduciary relationship. Buyside Partners shall be responsible to pay all its sub-contractors, taxes and similar items.

9. OWNERSHIP OF COPYRIGHT, I.P. AND WORK PRODUCTS. All work performed and all work product credited on behalf of CLIENT by Buyside Partners, shall remain the property of CLIENT. Such work and work product will include, but not be limited to, any inventions or idea arising out of, and related to CLIENT, Analyst Reports, any finished work product, literatures, reports, slicks, advertisement, presentations and data, either in printed, hand written or electronic form and any technology developed for CLIENT, or intended for CLIENT, or paid for by CLIENT in any parts of such development.


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10.      INDEMNIFICATION. CLIENT shall indemnify, defend and hold harmless
         Buyside Partners for any liabilities arising out of, or as a result of, negligence by CLIENT. Buyside Partners shall indemnify, defend and hold harmless CLIENT for any liabilities, expenses and legal costs arising out of, or as a result of negligence on the part of Buyside Partners.

11.      GENERAL PROVISIONS.

         a. INTERPRETATION. The paragraph headings contained herein are for convenience and reference only and shall not expand, limit, or otherwise affect interpretation of any provision of this Agreement. Whenever the text requires, the singular shall include the plural, the plural hall include the singular, the whole shall include any part thereof, and any gender shall include both other genders.

         b. ENFORCEABILITY AND SEVERABILITY. CLIENT represents and warrants to Buyside Partners, and Buyside Partners represents and warrants to CLIENT, that this Agreement constitutes a legal, valid, and binding obligation of the respective parties enforceable in accordance with the terms herein contained. The provisions of this Agreement shall be deemed and construed to be independent and severable, and the invalidity or partial invalidity or un-enforceability of any one provision or portion thereof shall not affect the validity or enforceability of any other provision of this Agreement.

         c. ENTIRE AGREEMENT. This Agreement constitutes the final agreement between Buyside Partners and CLIENT regarding the subject matter of this agreement and supersedes all prior agreements, understandings, negotiations, and discussions, written or oral, between Buyside Partners and CLIENT with respect thereto. No subsequent modification, amendment, or change of this Agreement shall be binding unless reduced to writing and signed by both Buyside Partners and CLIENT.

         d. BINDING EFFECT. All provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

         e. NOTICES. All notices required to be given hereunder shall be in writing and shall be delivered in person or sent by certified mail, return receipt requested, to the address of the other party set forth on the first page hereof or to such other address as such party shall have designated by written notice.

         f. ATTORNEYS' FEES. If either party employs an attorney or attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs and expenses, including attorney fees, incurred in connection therewith.

         g. NO WAIVER. Acceptance by either party of any performance less than required hereby shall not be deemed to be a waiver of the rights of such party to enforce all of the terms and conditions hereof. No waiver of any right hereunder shall be binding unless reduced to writing and signed by the party to be charged therewith.



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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        Buyside Partners, Inc.



                                        /s/ George Matus
                                        -----------------------------------
                                        George Matus, Director



                                        CLIENT



                                        /s/ C.J. Comu
                                        -----------------------------------
                                        (CLIENT SIGNATURE)



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EXHIBIT "A"

         This Addendum is attached to and made a part of the Service Agreement between Buyside Partners and CLIENT dated _____________, 2002.



CLIENT requires the following services from Buyside Partners:

During the term of the Agreement, Buyside Partners shall manage investor relations for CLIENT.

Deliver the following program elements to help increase visibility and attain "full" market valuation correlated to future growth prospects:

     1. RESEARCH ORIENTATION. Buyside Partners will provide a thorough analysis of CLIENT'S "investment fundamentals and appeals" to develop a Management Vision Statement, Analyst Reports for fund managers on a quarterly basis and corporate goals, including a long range business plan, market demand projections by segment and CLIENT'S competitive position within CLIENT'S markets and internal factors likely to affect the CLIENT'S operating margins. Buyside Partners will visit CLIENT'S headquarters for a full orientation and interviews with CLIENT'S key executives.

2. COUNSELING, PROGRAM PLANNING AND REPORTING. Buyside Partners will provide consulting, as needed, with top management regarding the effective structuring of CLIENT'S investment story, speech presentations, pitch documents and printed communications; and strategies to enhance the marketability of the common and/or any preferred stock, such as: policy on dividends, stock splits, exchange listings, and annual meeting planning and staging. Also, the issuance of monthly program reports to CLIENT and a conference as often as needed to analyze CLIENT's performance, plan a disclosure tack and review prevailing street feedback and review program progress through monthly written reports.

3. TARGETING. MEETING AND FOLLOW-UP. Buyside Partners will provide both its personal/ professional investment contacts as well as an extensive electronic nation-wide database (BUYSIDE CONNECT(TM)) of approx. (30,000) investment professionals to CLIENT, including analysts, fund managers, brokerage officers, high net-worth individuals and other professional contacts in the investment community. Buyside Partners will arrange meetings between qualified and strategically important investment professionals, analysts, fund managers, brokerage officers, high net-worth individuals and other contacts in the investment community on a weekly and monthly basis. This process will include:

              *   Audience selection and personal contact

              *   Deliver advance CLIENT information to attendees

              * Site selection and all logistics including; catering, sound and projection equipment, printed materials handling; etc.

              *   Preparing the "pitch" presentation.

              *   Securing audience reactions within 48 hours thereafter.

4. INVESTMENT COMMUNITY OUTREACH. Ongoing identification of investment professionals both nationwide and internationally who should be the top priority candidates for first time introduction to the CLIENT. Buyside Partners pre-qualifies analysts, brokers and fund managers and all other investment professionals for private group meetings with CLIENT officers. A screening process is conducted through on-going personal interviews with identified candidates.

5. PERCEPTION STUDY. Identification and interviews with investment professionals influencing CLIENT's stock float to determine prevailing attitudes, including analysis of the 13F SEC filings of all those institutions holding stock of CLIENT's peer group (public companies in CLIENT's category), as well as an analysis of CLIENT's shareholder roster, street name holdings and other data.

6. PRINTED MATERIALS. Buyside Partners shall assist in the review and preparation of initial draft for the following documents, however, CLIENT shall approve in writing all printed materials, prior to distribution to any outside entity. CLIENT shall have the responsibility to design and print all printed materials and shall rely on Buyside Partners for advice in the development of these collateral materials:

              a. Quarterly Shareholder Letters: to accompany earnings releases.

              b.  Quarterly Analyst Report

              c.  Annual Report:  Theme and format; review and editing.

              d. Corporate Press Releases: Prepare and distribute all press releases to PR News Wire and other appropriate media, subject to final sign-off by CLIENT officer prior to distribution of any press release.



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              e.  Investment Profile: Buyside Partners shall prepare a research report designed for top analysts and money managers.

              f. Broker Fact Sheet: Buyside Partners shall prepare a two-page distillation of the CLIENT's investment profile aimed at the retail investment community.

              g. Investor Kit: Buyside Partners shall prepare a sample Investor Kit.

7. CONFERENCE CALL BRIEFINGS. Buyside Partners will assist with script development and review; invitation dissemination, set-up of all conference call logistics, set-up of conference call web-cast with v-call, street link, etc., including telephonic archives, and immediate follow-up with key participants. Buyside Partners will also arrange for CLIENT to participate in Buyside Partners annual virtual CEO conference call.

8. FINANCIAL PRESENTATIONS. Buyside Partners will assist in producing speech outline and slides to be utilized in effectively presenting the CLIENT's story to assembled groups of brokers, money managers and investment analysts.

9. MEDIA RELATIONS. Buyside Partners will make arrangement for media interviews and preparation therefore; and development of editorial interest in feature profile articles on CLIENT in local, regional, and national financial media. CLIENT's publications will include BusinessWeek, Fortune, Barrons, Forbes, Wall Street Journal and other major media as well as CNBC, BLOOMBERG TV AND CNNFN. Buyside Partners will also arrange for regular progress report conferences with Dow Jones, Reuters or Bloomberg on an exclusive basis just in advance of quarterly results issuance to obtain the fullest possible coverage with the national wires.

10. MATERIALS DISTRIBUTION. Buyside Partners will be responsibility for the creation of, review, cleanup, expansion and maintenance of CLIENT's financial mailing list of brokers and analysts targeted for direct mail. Responsibility also includes; supervising the distribution of investor kits, news bulletins, shareholder reports, profile reports and feature article reprints to existing investors and potential analysts, fund managers, retail brokers and targeted financial media. Buyside Partners also offers the usage of its premises as CLIENT's information base in the investment community, to stock CLIENT's financial materials and facilitate convenient handling of broker/analyst inquiries and requests for literature.


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11.      INVESTOR RELATIONS WEBSITE CONSULTING. Buyside Partners will review
         CLIENT's investor relations page section on CLIENT's web site, and make recommendation's on the items for dissemination, such as; investment profile, news, releases, frequently asked questions, key financial highlights, current quotes, and SEC information hyper-linked to the appropriate sites throughout the internet.

         Buyside Partners will, within 3 months, establish a WEB presence under its own domain name to promote and disseminate information for the companies it represents, including CLIENT.

12. STOCK ACTIVITY SURVEILLANCE. Buyside Partners will provide CLIENT with information about who is buying, selling or shorting CLIENT's stock and why.

13. PROGRAM MEASUREMENT. Buyside Partners shall provide to CLIENT every six months a report which measures the effectiveness of the Buyside Partners efforts with respect to the following criteria:

                  DJIA
                  S&P 500 Index
                  NASDAQ
                  CLIENT's stock price
                  CLIENT's average monthly stock trading volume
                  CLIENT's rank in industry stock group by:
                           P/E
                           ROE
                           12-month sales/earnings growth
                  The number of analysts following the CLIENT's stock
                  The number of investment professionals on the CLIENT's mailing list
                  The number of sponsoring brokerage houses
                  The number of shares held by institutions
                  The number of institutional holders and their names
                  Changes in investor perception
                  Media interest